Exhibit 99.1

FIRST AMENDMENT
TO THE
NATHAN’S FAMOUS, INC.
2010 STOCK INCENTIVE PLAN

WHEREAS, pursuant to Article 11 of the Nathan’s Famous, Inc. 2010 Stock Incentive Plan (the “Plan”) the Board of Directors (the “Board”) of Nathan’s Famous, Inc. (the “Company”)  may, subject to certain limitations, amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time;

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Plan;

WHEREAS, prior to this first amendment to the Plan (the “Amendment”), the maximum number of Shares that could be delivered pursuant to Awards granted under the Plan was 150,000, plus any Shares that have been authorized but not issued pursuant to prior plans of the Company as of July 19, 2010 up to a maximum of an additional 171,000 Shares, plus any Shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of July 19, 2010 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 100,000 Shares;

WHEREAS, the Board wishes to increase the number of Shares available under the plan by 250,000 Shares and exempt these additional Shares from the provisions of Section 4(b) of the Plan that state that Awards other than Options or stock appreciation rights are counted against the Shares available for issuance under the Plan as 3.2 Shares for every one Share subject thereto;

WHEREAS, the Board wishes to enable optionees to use a net exercise program, when implemented by the Company, to deliver the consideration to be paid for Shares issued upon exercise of an Options and also amend the limit with respect to the number of certain awards that may be granted to an individual in any calendar year.

WHEREAS, subject to shareholder approval, the Board approved the terms of this Amendment.

In accordance with Article 11 of the Plan, the Plan shall be amended effective upon Shareholder approval as follows:

1.           Article 2 of the Plan is hereby amended by adding the flowing as the new clause (v):

“(v) “Rollover Shares” shall have the meaning set forth in Section 4(a).”

2.           Article 2 of the Plan is hereby amended by renumbering current clause “(v)” as “(w)” making the corresponding numbering change to those clauses that follow such renumbered clauses and after giving effect to the new clause “(v)” added to the Plan as set forth in above.

3.           Section 4(a) of the Plan is hereby amended and restated as follows:

(a)           Subject to adjustment as provided in Section 4(e), the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is 400,000, plus any eligible rollover Shares (the “Rollover Shares”) consisting of: (a) Shares that have been authorized but not issued pursuant to prior plans of the Company as of July 19, 2010 up to a maximum of an additional 171,000 Shares, plus (b) any Shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of July 19, 2010 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 100,000 Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(e), no Participant may receive Awards of Options or stock appreciation rights under this Plan in any calendar year that relate to more than 50,000 Shares or other Awards in any calendar year that relate to more than 50,000 Shares.

4.           Section 4(b) of the Plan is hereby amended and restated as follows:

(b)           Any Shares subject to Options or stock appreciation rights shall be counted against the numerical limits of this Article IV as one Share for every Share subject thereto.  Any Awards other than Options or stock appreciation rights shall be counted against the numerical limits of this Article IV on the number of Rollover Shares available under the Plan (if any) and the first 150,000 non-Rollover Shares available under the Plan as 3.2 Shares for every one Share subject thereto, and all Awards counted against the remaining 250,000 Shares available under the Plan shall be counted as one Share for every one Share subject thereto.  To the extent that a Share that was subject to an Award that counted as 3.2 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under paragraph (d) of this Article IV, the Plan shall be credited with 3.2 Shares.  The Committee will determine whether any particular Award should be allocated from the 150,000 Shares, the Rollover Shares, or the 250,000 Shares.

5.           Section 6(c) of the Plan is hereby amended and restated as follows:

(c) The consideration to be paid for the Shares to be issued upon exercise of an Option may consist of (i) cash, (ii) check, (iii) other shares of the Company’s Stock which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, which tendered shares have been held for a period of six months or more, (iv) consideration received by the Company under any broker-assisted cashless exercise program implemented by the Company in connection with the Plan or (v) consideration received by the Company under any net exercise program implemented by the Company.

As hereby amended, the Plan shall continue in full force and effect.  This Amendment shall be effective upon shareholder approval.

NATHAN’S FAMOUS, INC.

By:	/s/ Ronald DeVos
	Name:	Ronald DeVos
	Title:	Vice President Finance and Chief Financial Officer